FIRST AMENDMENT
TO
SKTF, INC.
2001 STOCK OPTION PLAN

This First Amendment to the SKTF, Inc. 2001 Stock Option Plan (the "Amendment") is executed effective this 27th day of August, 2003.

RECITALS

WHEREAS, SKTF Enterprises, Inc., a Florida corporation (the "Company") executed the SKTF, Inc. 2001 Stock Option Plan (the "Plan") effective May 15, 2001;

WHEREAS, the Plan provided for up to 600,000 shares of the Company’s common stock to be issued pursuant to the terms of the Plan;

WHEREAS, Section 14(b) of the Plan provides that the Board of Directors may revise or amend the Plan at any time subject to the approval of the Company’s shareholders only to the extent required by applicable laws, regulations or rules including the rules of any applicable exchange;

WHEREAS, the Company desires to execute this First Amendment to the Plan in order to increase the number of shares of common stock subject to the Plan to 1,000,000 shares, and to change the name of the Plan to the "Speedemissions, Inc. 2001 Stock Option Plan."

WHEREAS, on August 27, 2003, the Board of Directors of the Company approved this Amendment to the Plan, and on August 27, 2003, the Shareholders of the Company approved this Amendment to the Plan.

NOW, THEREFORE, the Plan is hereby amended as follows:

1.         The Plan shall be known as the "Speedemissions, Inc. 2001 Stock Option Plan".

2.         Section 5(a) of the Plan is restated in its entirety to read as follows:

"(a)   Basic Limitation      Shares offered under the Plan shall be authorized but unissued Shares. Subject to Sections 5(b) and 9 of the Plan, the aggregate number of Shares which may be issued or transferred as common stock pursuant to an Award under the Plan shall not exceed 1,000,000 Shares.

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In any event, the number of Shares which are subject to Awards or other rights outstanding at any time under the Plan shall not exceed the number of Shares which then remain available for issuance under the Plan. The Company, during the term of the Plan, shall at all times reserve and keep available sufficient Shares to satisfy the requirements of the Plan."

As adopted by the Board of Directors on August 27, 2003, and approved by the Shareholders on August 27, 2003.

SKTF Enterprises, Inc.,
a Florida corporation

By: Richard A. Parlontieri
Its: President and Secretary

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